Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO

REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

Advanced Bio-Oil Technologies Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10700

Wyoming	81-3381742
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

999 18th Street, Suite 3000, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(719) 937-6109

(Registrant’s Telephone Number, Including Area Code)

Common Stock Class A

(Title of each class of securities issued pursuant to Regulation A)

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Advanced Bio-Oil Technologies Ltd. (the “Company,” “ABOT,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Management’s discussion and analysis of the Company’s financial condition and results of operations are based upon our audited financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

The following is a summary of risk factors that could ultimately affect our forward-looking statements. What we believe to be a comprehensive list and description of Rick Factors is contained in our Form 1-A/A. The qualification date of our Regulation A+ registration statement is September 18, 2017. You should keep in mind that we have not commenced significant operations as of the date of this Form 1-K.

Risk Factors Summary

COVID-19 has impacted our ability to travel in relation to our collaboration with Zollaris Laboratories Corp (see discussion in Item 1. below) and has inhibited our ability to contact potential shareholders.  It is unknown how long this worldwide pandemic will remain an obstacle to the economies of the United States and Canada and what long term effect, if any, it may have on the Company’s operations.

Our business is technology and “know how” driven and we depend on this to develop a strong brand.

Our business is dependent upon our ability to attract and retain key personnel.

If we fail to retain our initial customers, or add new ones, our revenue, financial results, and business may be significantly harmed.

Our business and operations may experience rapid growth. If we fail to manage our growth, our business and operating results could be harmed.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Expansion into international markets may be important to our long-term success, and our inexperience in the operation of our business inside and outside the United States (“USA”) increases the risk that our international expansion efforts will not be successful.

Competition could present an ongoing threat to the success of our business.

If we were to lose the services of our management team, we may not be able to execute our business strategy.

We have no operating history and a relatively new business model in an emerging and rapidly evolving market.

Interruption or failure of our production technology and/or product storage/delivery systems could impair our ability to effectively provide our products and services.

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If we are unable to create, maintain, train and build an effective sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.

Acquisitions, if any, could result in operating difficulties, dilution and other harmful consequences.

We could become subject to commercial disputes that could harm our business by distracting our Management from the operation of our business.

We have to keep up with rapid technological change to remain competitive in our rapidly evolving industry.

Our business partially depends on increasing use of the Internet by potential customers searching for information regarding our products.

The concentration of our capital stock ownership with our Founders, Executive Officers and our Directors and our affiliates will limit your ability to influence corporate matters.

It may not be possible to renew or replace key commercial agreements on similar or better terms, or attract new customers.

Negotiation and pricing of product sales contracts are subject to customer approval and those contracts may change.

We will rely on skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

The markets in which we operate could become highly competitive, both within the USA and internationally, and increased competition could affect our ability to be profitable.

Our digital media strategy is unproven and may not generate the revenue we anticipate.

We could be negatively affected if we fail to protect follower account information.

Inability to renew our insurance policies could expose us to significant losses.

Our business is subject to a variety of USA and foreign laws, which could subject us to claims or other remedies based on the nature and content of the information displayed by our products and services.

To the extent our future revenues, if any, are paid in foreign currencies, and currency exchange rates become unfavorable, we may lose some of the economic value of the revenues in U.S. dollar terms.

We may be subject to regulatory investigations and settlements in the future, which could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

We are, and may in the future be, subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

Our financial results will fluctuate from quarter to quarter, which makes them difficult to predict.

We expect our costs to grow quickly, which could harm our business and profitability.

Our business is dependent on our ability to maintain and scale our technical infrastructure, and any significant disruption in our service could damage us.

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The software for our digital media platform (online information about and promotion of our products) will be highly technical, and if it contains undetected errors, our business could be adversely affected.

We cannot assure you that we will effectively manage our growth.

Over time, funds allowing, we plan to make acquisitions, which could require significant management attention, disrupt our business, result in dilution to our stockholders, and adversely affect our financial results.

Changes in the USA taxation of domestic and/or international business activities or the adoption of other tax reform policies could materially affect our financial position and results of operations.

An occurrence of a natural disaster, widespread health epidemic or other outbreaks could have a material adverse effect on our business, financial condition and results of operations.

Our possible future indebtedness could adversely affect our financial health and competitive position.

We cannot be certain that additional debt financing, if available, will be available on reasonable terms when required, or at all.

Because of their significant share ownership, our preferred shareholders will be able to exert control over us and our significant corporate decisions.

If publicly traded, our Common Stock would be subject to the "Penny Stock" Rules of the SEC and the trading market in our securities would be limited.

The obligations associated with being a public company require significant resources and management attention.

Provisions in Wyoming State Law regarding possible anti-takeover concerns may discourage or prevent a change of control.

The market price of our Common Class A Stock may be volatile or may decline regardless of our operating performance.

We do not currently intend to pay dividends on our Common Class A Stock, and, consequently, your ability to achieve a return on an investment will depend on appreciation in the price of our securities, if any.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

We are dependent on the sale of our securities to fund our operations.

Our operations may be subject to various environmental laws and legislation that may become more stringent in the future.

Development, construction and installation of new projects and expansions may not commence as anticipated, or at all.

If we become subject to additional laws or regulations related to our products, we may not be able to continue our operations.

Our future revenue and net income, if any, may be materially and adversely affected by any economic slowdown in the USA as well as globally.

We have not as yet earned revenues and we do not know when we will be able to do so, if at all.

We have raised limited operating capital to date (sale of our securities) and do not know how much more and when, operating capital will be raised, if any.

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Advanced Bio-Oil Technologies Ltd.

Item 1. Business

Advanced Bio-Oil Technologies Ltd., a Wyoming corporation, was formed on July 27, 2016 (inception). We are a Wyoming start-up alternative fuel business corporation with an office, initially, in Denver, Colorado. Our product is known as “bio-oil.” The planned trade name of our bio-oil product line is “Bio-Oil Inside.” We have a licensing agreement in place with a Canadian company, Lux Biologics Ltd (“Lux Bio”), thereby accessing the formula of raw materials we plan to use for production of our bio-oil through corporate laboratory tests in the research and development (“R&D”) program conducted formerly with Lux Bio and presently with Zollaris Laboratories Corp (“Zollaris” - also a Canadian company). Lux Bio’s technology know-how was for the creation of lipids from carbon molecules - this transfer of knowledge to the Company has been achieved. The next step is to create a working facility to produce lipids in a laboratory setting. Zollaris is building a GMP (good manufacturing practices) and GLP (good laboratory practices) facility where we can test and produce various carbon strains from various plant species in order to produce lipids either for the production of a fuel or the world of health industry. We expect this facility to be completed during fiscal year 2020.

Bio-oil is a component of biodiesel and many other products such as table oils and oil extracts for medicinal purposes. Bio-oil “products” range from - skincare product formulated to help improve the appearance of scars, stretch marks and uneven skin tone - to numerous medical uses of CBD (cannabidiol) bio-oils; used by more and more people as time goes on.

Our main plan is to manufacture crude bio-oil in fermenters and provide “feed stock” bio-oil to biodiesel companies and other users of bio-oil. That same technology can be used to ferment the carbon molecule linked to specific plants to create a new generation of oils that stem from the reaction of the yeast or enzymes with the stock carbon molecules from the particular plant species. ABOT plans, assuming available funding, to acquire presses to extract oils from plants or seeds and will have oils that will be destined for the table, the mechanical industry or health medical space.

Bio-Oil uses are numerous; here some of the major uses:

1. The use of Bio-oils or essential oils on skin stretch marks have been used since the days of the Pharaohs.

2. If a skin breakout has left you with dark acne scars, try Bio-Oil to fade them.

3. Despite our best efforts, we all get a sunburn every once in a while. To prevent peeling and soothe burned skin, try Bio-Oil.

4. Treat extra dry skin after a tattoo removal. Use Bio-Oil on the affected area.

5. Treat and prevent flaking by applying Bio-Oil to your lobes after too much sun.

6. Apply Bio-Oil to soothe burned skin.

7. If you suffer with dry, cracked elbows, rub on Bio-Oil to make them soft and moisturized.

8. Apply Bio-Oil to an over-treated pimple to soften and heal the spot.

9. Rub Bio-Oil into dry and cracked heels to get smooth sandal-friendly feet.

10. Apply Bio-Oil to a dried-out cold sore to soothe and repair skin.

11. Massage Bio-Oil vigorously after getting a mole or suspicious lump removed to help prevent scarring.

12. Peeling cuticles. If your nails are looking less than perfect, try Bio-Oil to moisturize and protect your hands.

13. As summer approaches, we all want smooth legs for our short-shorts. Bio-Oil helps moisturize legs to prevent peeling and gives them a silky sheen.

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14. Scratchy scalp. A drop of Bio-Oil can help reduce itching and flaking.

15. The winter months can suck the moisture out of your skin. Bio-Oil is a savior that helps flakiness disappear.

16. Use Bio-Oil as your night cream to help promote even skin tone and fight dryness.

17. Tame pesky fly-aways with Bio-Oil, a great option for use as a hair serum.

18. Say so long to tired eyes. Apply Bio-Oil under your eyes to help reduce dark circles.

19. Add a few drops of Bio-Oil to your bath, for a luxurious bath experience. It will leave your skin feeling soft and nourished

20. Everyone loves a massage. Relax and treat your skin at the same time. Opt for Bio-Oil as your massage oil.

21. Mix Bio-Oil with your favorite moisturizer and apply to skin immediately following your shower. Another great way to help improve skin elasticity.

22. Apply before stepping into your shower to seal in a spray tan.

23. Mix a drop of Bio-Oil with your favorite skin-bronzer for a sexy sheen look.

24. Rub a tiny tab of Bio-Oil over your lips to soften your pout.

25. Bio-Oil has a beautiful light powdery scent that can be worn alone a fragrance.

26. Prevent sunless tanning mishaps by applying Bio-Oil to your knees and elbows to prevent streaking.

27. Apply Bio-Oil as a pre-shave treatment (men and women) and for a softer shave.

28. Use Bio-Oil to clean makeup brushes.

29. Rub Bio-Oil into skin to help reduce the appearance of cellulite.

30. Apply Bio-Oil to your nail beds to promote healthy nails.

31. Apply Bio-Oil to your hair before taking a dip to protect hair from chlorine while swimming.

32. Apply Bio-Oil post-peel to stop flaking.

33. Mix your favorite powder eye shadow or blush with a little Bio-Oil before applying for a sexy sheen.

34. Dab a little Bio-Oil onto pulse points during a stressful day to stay calm and Zen.

35. Soothe freshly plucked brows by applying Bio-Oil.

36. Try a dab of Bio-Oil to calm irritated skin due to costume jewelry.

37. Biodegradable/Bio-based Lubricants and Greases

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The use of vegetable oils and animal fats for lubrication purposes has been practiced for many years. With the discovery of petroleum and the availability of other inexpensive oils, alternatives became unattractive and were left by the wayside.

Attention was refocused on vegetable oils during wartime and oil shortage situations. For example, during World War I and World War II, the use of vegetable oils for fuel, lubricants, greases and energy transfer increased rapidly. Also, the oil embargo of 1973 brought needed attention to alternatives for petroleum oils.

Over the past two decades, a renewed interest in vegetable oil-based lubricants has occurred as environmental interest has increased. In Europe during the 1980s, various mandates and regulations were placed on petroleum products necessitating the use of biodegradable lubricants. During the 1990s, many American companies began developing biodegradable products.

A prime example is when the Mobil corporation introduced its Environmental Awareness Lubricants (EAL) line of hydraulic fluids prior to 2009. The Lubrizol Corporation also developed considerable quantities of additives and sunflower oil-based lubricants. However, the lack of regulatory mandates in the United States, as well as the availability of post-Desert Storm low-cost oil, made biodegradable oils too expensive to compete.

38. Use of Castor Bean Bio-Oil

Castor oil makes a wonderful lubricant for scissors.

Castor oil works great to remove tiredness from around your eyes.

If you tend to have dry scalp or dandruff, you can rub a little castor oil into your scalp and massage it in to alleviate the flakes and itchiness.

Massaging castor oil into achy joints will give you a bit of relief from the pain of arthritis.

While you should use caution anytime you actually ingest castor oil (because it works so well as a laxative), mixing just a teaspoon into orange or cranberry juice each morning will keep your bowels working regularly.

You can apply castor oil directly to your skin if you want a more youthful glow.

Antimicrobial - Researchers in Iran found (use link to study) that castor oil also has the ability to counteract “pathogenic microorganisms” that could potentially infect wounds on the skin.

Antifungal - At least one study (use link to study) has shown that castor oil packs in antifungal properties and is useful in combating the wood-decaying fungus known as white-rot making it one of the best natural remedies against fungal infections. It is also added to antifungal drugs such as Miconazole, used to treat athlete’s foot, ringworm, jock itch, etc.

Castor seed oil, from the castor bean plant or castor plant, has long been used as a lubricant and food preservative. The popularity of oil for engine use has faded. Though it allows for aircraft and motor vehicle engines to run cool, it has a tendency to gum up in car engines, necessitating more frequent oil changes.

Funds permitting, fermenters will be manufactured, installed and utilized to ferment our lipid production (the process of producing our bio-oil). Lipids are a group of naturally occurring molecules that include fats, waxes, sterols, fat-soluble vitamins (such as vitamins A, D, E, and K), monoglycerides, diglycerides, triglycerides, phospholipids, and others. Funds allowing, we anticipate our initial fermenting facility in the United States will have twelve (12) fermenters, each with a capacity of approximately 66,043 gallons. The raw materials for our bio-oil are carbon biodegradable molecules. We plan to obtain the raw materials from residue from the transformation of oil into biodiesel and other bio-oil products and from any agricultural byproduct that will be tested for carbon biodegradable molecules.

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Our goal and intention is to raise money hereby to be utilized for operating capital and to build at least one bio-oil fermenting facility in the State of Colorado in the United States with a minimum annual capacity of 792,516 gallons (approximately 3 million liters) for distribution anywhere we are able to establish customer orders; primarily in North America. Upon full subscription hereof, our plan is to build a second bio-oil fermenting facility of like capacity on the east coast of the United States.

Employees

As of December 31, 2019, other than non-paid officers and directors, we have no employees currently employed by the Company.

Competition

We will encounter competition on various levels of the market depending on the product we select to produce. In our case, the plan is to react to the markets based on the cost of the product as a raw material and the cost of its transformation. Example - if we are acquiring castor bean oil from the market at 900$/T ($900 per ton) then transforming it into biodiesel would be not be profitable if are selling it at 600$/T as biodiesel. But if we would refine it and sell it in the pharma/health market at 1450$/T, ABOT would realize a profit. Since ABOT is dealing with the pressing, extracting and producing bio-oils by fermentation, we have the privilege to be in the position to supply various market in different industries with oils. Our unique process will be applied in the various industries to product homogeneous bio-oils stemming from the plant source directly. Our competition will always be agricultural fields that are being tilled for product source or raw material. We believe our technology’s uniqueness will allow us to be competitive and effective in a decentralized structure. Funds allowing, we will be able to erect bio-oil facilities in industrial spaces near major city centers, thereby bringing the cost of production down and minimizing cost of transport for greater competitiveness.

Risk Factors

The Company faces risks and uncertainties that could affect us and our business as well as the bio-oil industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Statement, as amended and/or supplemented from time to time (the “Form 1-A”). Our Form 1-A, and other SEC postings, can be accessed here: https://www.sec.gov/cgi-bin/browse edgar?CIK=0001706951&owner=exclude&action= getcompany&Find=Search. The Form 1-A may be updated from time to time with future filings under Regulation A. In addition, new risks may emerge at any time and the Company cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our shares of Common Stock Class A.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results

The following discussion and analysis of our financial condition and results of our operations should be read together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” as disclosed in our Offering Circular, as amended or supplemented from time to time.

The Company, Advanced Bio-Oil Technologies Ltd. f/k/a Advanced Fuel Technologies Ltd., was organized on July 27, 2016, as a “C” corporation under the laws of the state of Wyoming. We are a Wyoming start-up bio-oil manufacturing and distributor business corporation with an office, initially, in Denver, Colorado. Our product is known as “bio-oil.” The trade name of our bio-oil product is “Bio-Oil inside.” We have secured the formula of raw materials we plan to use for production of our bio oil through corporate laboratory tests in the research and development (“R&D”) program. Our plan is to manufacture crude bio-oil in fermenters and provide “feed stock” bio-oil to biodiesel and other bio-oil-ingredient companies. We also plan, and are developing with others, bio-oil products for human consumption.

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Results of Operations

Years ended December 31, 2019 and 2018

Revenue. The Company began operations on July 27, 2016. For the years ended December 31, 2019 and 2018, the Company did not have any revenue generating operations, nor did we have any related cost of goods sold.

Operating Expenses. For the fiscal year ended December 31, 2019, our total operating expenses were $119,496 primarily consisting of accounting fees and legal fees of $22,402, consulting fees of $85,954 and general administrative expenses of $11,140 primarily consisted of travel expense of $7,881. For the fiscal year ended December 31, 2018, the Company had total operating expenses of $53,241, primarily consisting of accounting fees of $24,018, legal fees of $11,460, consulting fees of $8,485, and filing fees for our reporting requirements of $1,599.

Other Expenses. For the years ended December 31, 2019 and 2018, the Company had total other expenses of $2,345 and $201,181, respectively. In fiscal year 2018, we recognized a contingent loss of $200,000 in connection with a complaint and demand letter received from a certain vendor. We also had interest expense of $22 and $1,181 or the years ended December 31, 2019 and 2018, respectively.

Liquidity and Capital Resources

In fiscal year 2019, we had $4,578 in total assets, entirely in prepaid expense. As of December 31, 2018, the Company had total assets of $15,110, which consisted entirely of cash.

The Company will have additional capital requirements during fiscal year 2020. Currently, the Company does not have any revenue generating business operations, nor does the Company currently have the capital resources required to effect its business strategy. Therefore, the Company will attempt to raise additional capital through the sale of our securities in this Regulation A+ offering. The Company’s initial offering is for a maximum of 50 million shares of our Common Stock Class A at price of $0.50 per share, with potential aggregate gross proceeds of $25 million.

The Company cannot assure that we will have sufficient capital to finance our growth and/or business operations or that such capital will be available on terms that are favorable to the Company or at all. The Company is currently incurring operating deficits that are expected to continue for the foreseeable future.

We have no operating history. We received proceeds of $16,989 in related party loans and $101,960 from sale of common stock during the fiscal year ended December 31, 2019 used for working capital purposes. We have incurred legal, accounting, consulting and bank expenses in the startup of operations. Additionally, we have recognized a contingent loss of $200,000 (fiscal year ending December 31, 2018) in connection with a complaint and demand letter received from a certain vendor.

Plan of Operations

We will be looking at various strategies to raise awareness of ABOT’s IPO and we are consulting experts to implement investor relation programs. We are looking at becoming a reporting company in Canada through the British Columbia Exchange Commission offering the same offering that was qualified by the SEC to Canadians. The reasoning for this decision stems from starting an application or a joint venture with a company that has or will apply for a GMP (Good and GLP certification by Health Canada for an Ontarian laboratory that will perform R&D research, analytical work and processing of various medicinal oils including cannabis for medical treatments of specific targets.

Subject to the availability of funding, our first task will be to “activate” our licensing agreements with Bio-Lux and Zollaris to allow us use of the “know how” to develop our business in Canada and the United States. The time frame for construction/set-up of the first fermenting facility in Colorado is 6 months and then 3 months to commence operation. We anticipate our second facility to commence thereafter on the same time frame. The fermenters are automated and guided by a PLC (programmable logic controller) that opens and shuts valves and probes temperature and pressures. We’ll need 2 people on staff for every 8-hour shift – 24 hours a day, 350 days a year (15 days a year “down-time” for maintenance) and anticipate producing a batch of bio-oil every 48 hours. If fully subscribed, the proceeds from this Regulation A+ will fund our operations for at least the next 2 years (After receipt).

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Wholesale, and Product Licensing

We plan to retain full control of the use and monetization of our intellectual property rights (production procedures) and technology worldwide in the areas of wholesale distribution and product licensing and/or joint venturing (if any).

Wholesale

Our primary planned business is the production and distribution of bio-oil.

Social media

We believe there is a significant opportunity to leverage the capabilities of social media platforms to enhance our relationships with our Internet followers and customers (hopefully) around the world. By establishing a presence through our website and other online platforms, we believe we will be able to provide connections with our follower base and improve our ability to market and sell ABOT-Inside to our customers.

Our Strategy

We aim to generate our revenue and profitability by aggressively marketing/promoting our brand. The key elements of our strategy are:

• Create our lists of local, then regional, national, North American and global customers and online followers: We plan to position ourselves to secure customers and Internet followers (people who follow the development and operation of our business) in accord with our business development and operational plans.

• Develop our wholesale and product licensing or joint venturing businesses:  We will focus on developing and growing our business ultimately on a global basis by increasing our product production and establishing distribution through the planned development of our campaign to attract wholesale customers.

• Invest in our Management, facilities and other brand enhancing initiatives: We will be committed to investing in our Management, our facilities and other initiatives in hopes to enhance our brand in North America and then, globally. We expect these initiatives will continue to be key drivers of our sales, profit, and leading brand recognition going forward.

• Exploit Internet content opportunities:  The rapid shift of media consumption towards Internet and social media platforms presents us with multiple promotion and growth opportunities and potentially new revenue streams. Our digital media platforms, such as our website content and social media, are expected to become one of the primary methods by which we engage with our followers and encourage transactions with our customers (hopefully) around the world.

In addition to developing our own digital assets, we intend to leverage third party media platforms and other social media as a means of further engaging with our followers/customers and creating a source of traffic for our planned products and distribution. Our website and social media content are in the early stages of development and present opportunities for future growth.

• Enhance the reach and distribution of our products:  With adequate funding, we would be positioned to benefit from anticipated increased value and the growth in distribution associated with non-traditional, alternative fuel products.

• Diversify revenue and improve margins:  We aim to gain revenue and operating margins for our business as we further expand our potential high growth bio-oil business.

Our Market Opportunity

We are a new company, and with the power and scope of the Internet to educate consumers on the advantages of our advanced, alternative fuel technology, we have the potential to reach every human with an Internet connection. We believe our potential global reach and access to emerging alternative fuel, industrial, pharmaceutical and food markets will position us for growth. As soon as we are operational, we will schedule a press conference as part of the commencement of our commercialization plan.

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Our target audience consists of a variety of customers:

•	biodiesel companies that face a supply problem in raw materials and want to control their inputs.

•	Pharmaceutical companies that want to development new sources of raw materials

•	investors who wish to develop the production and sale of biodiesel.

•	Any military or civilian ships and military bases who wish to develop autonomous energy production.

•	The sale of biodiesel produced by our technology.

•	The sale of pharma/health wellness products.

•	The sale of new innovated edible table oils.

Lux Bio’s market research on a "full-scale" basis has been carried out for the past two years and is planned for at least another two years has allowed us to know that major customer expectations are:

•	A good product quality.

•	Regularity in the supply and product stability. Customers complain that the quality of product offered by our competitors is not constant.

•	Technical support.

We plan to conduct sales promotion in many ways:

•	Presentation in specialized trade fairs;

•	Advertising material

•	Website; an Internet server will provide information to customers and specially to question us on technical issues of concern.

Given the availability of funding, the expected cost of our marketing program will be $1 million for the first 12 months. Funds allowing, we plan to reach the full potential of our marketing plan within 2 years of commencement of operations; with an anticipated set-up and commencement of ABOT-inside fermenting within 9 months at our first facility in Colorado and at least another 9 months-to-a-year to produce 3 million liters (792,516 gallons) on an annual basis. Our first goal is to concentrate the on the fuel and industrial markets followed by our expertise in extracting bio-oil from plants for pharmaceutical use. ABOT will sub-contract with appropriate contractors for the construction and installation of the facilities. We plan to obtain manufacturing permits and environmental studies will be provided to jurisdictions requiring them. In most cases, permits we should be able to obtain permits within a 3 to 6-month time frame. Most industry professionals engaged/hired to operate this facility will only need a high school diploma. We plan to pay minimum wage or better for trainable individuals that observe and verify valves and flow through of liquids. They will wash the fermenters after use and refill and reinsert the carbon molecules and inoculums to produce the bio-oil cells.

Responsibility for Financial Statements

The financial statements presented in 7. below, are the responsibility of Management.

Management’s Report on Internal Control Over Financial Reporting

Our Management is responsible for establishing and maintaining adequate internal control over financial reporting. Under the supervision and with the participation of our management, including our Chief Executive and Chief Financial Officers, we plan to have an evaluation protocol for the effectiveness of our internal control over financial reporting in place based on the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). We expect to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

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Item 3. Directors and Officers

Please see below certain information about our directors and executive officers.

Name	Age	Position Held
Mireille Samson	65	Director, Chief Executive Officer
Francesca Albano	59	Director, Chief Financial Officer
Laura M. Haase	47	Director, Chief Operating Officer

Mr. Leonard Stella is a consultant (currently unpaid) assisting in business-related matters. Mr. Stella is Ms. Albano’s spouse.

Mireille Samson, our Chief Executive Officer (“CEO”) and member of our Board of Directors, was elected to all her positions with the Company on August 8, 2016. Ms. Samson is 65 years of age.

From 1975 through 1982, Ms. Samson was employed as a nurse, first with the Canadian Armed Forces Air Reserve and after with various Canadian hospitals and a Swiss hospital. Starting in 1982, through the present, Ms. Samson has had a variety of helicopter and fixed-wing pilot employment experiences.  From May of 1988 until now, she has been a helicopter pilot for the Canadian Coast Guard (the first woman in history to be so employed). Ms. Samson has received the following citations: Act of Bravery given by John Adams, Commissioner, Canadian Coast Guard; Minister of Transport Canada (October 10, 2000) to rescue kayakers in the archipelago of Montmagny: Commissioner’s Commendation in recognition of a gesture of Bravery, a delicate rescue operation to Dombourgs Ilets.: Commissioner’s Commendation in recognition of the dedication and professionalism shown in the framework of the missions at the International Polar Year and Excellence Articnet Network: Gold medalist at the Quebec Game Jeux du Québec Parachutisme (sky diving Quebec Game), summer 1973.  Ms. Samson has experience as a stunt performer and actress and is a member of the Alliance of Canadian Cinema Television and Radio Artists (known as ACTRA). Ms. Samson attended St-Jean-sur-Richelieu College, 1974-1977 (Diploma of collegial studies; Registered Nurse) and St-Jean-sur-Richelieu college located in St-Jean-Sur-Rihelieu, Quebec, Canada, 1972-1974 (diploma of collegial studies- science). she is also a licensed Canadian airline helicopter pilot, commercial Fixed Wing Pilot and has an American Commercial Helicopter License.

We selected Ms. Samson as a member of our Management team because of our belief in her credibility. Ms. Samson has been given the trust of the Canadian Government with the highest level of security clearance – she has been entrusted as a pilot and Commander on board her vessel with the presence of the Prime Minister of Canada and Members of his Cabinet, with Scientists that visited the northern regions of Canada for ecological studies, with heads of major corporations and with missions to save lives. Competence; Her training, almost para-military in nature, which includes precision and self-resolve to accomplish the task at hand, to command and execute missions, to organize and develop tactical plans in the most unpredictable and tempestuous environments gives her the competence. Caring: Mission driven to save lives as a rescue pilot or nurse to administer first aid. The respect of the human environment is so basic to her existence.

Francesca Albano, our Chief Financial Officer (“CFO”), Chairperson of the Board and member of our Board of Directors, was elected to all her positions with the Company on August 8, 2016. Ms. Albano is 59 years of age. Ms. Albano has, or had, the following Canadian professional licenses: Certified General Accountant - May of 1991 to April of 2007; Certified Public Accountant – September of 1994 to April of 2007; Insurance of Persons – October of 2004 to Oct 2008; Mutual Fund License – July of 2004 to the present.

Her educational background includes a Canadian Securities course – Institute of Canadian Securities and a course in Conduct and Practice Handbook - Institute of Canadian Securities; both in June of 2000. Ms. Albano has a Certificate in Accountancy - McGill University Continuing Education Montreal Quebec Canada, June of 1991; Bachelor of Commerce - McGill University Montreal Quebec Canada, November of 1983; Diploma of Collegial Studies, Vanier College St-Laurent Quebec Canada, 1980; Secondary V Learning Certificate. Ms. Albano possesses comprehensive Banking Training for: Mortgages – Credit analysis – Loans – Investments - Mutual Funds; as well as Training Sessions offered by AGF Canada in collaboration with Primerica Investments in 2004; Association of Certified General Accountants – Seminars in Personal Taxation in 2003; H&R BLOCK – Course in personal income taxation in 2000. She has been self-employed since January of 2004 as a Mutual Fund Sales Representative and Financial Securities Advisor. Ms. Albano is currently employed (since October 1, 2016) with Banque Laurentienne du Canada, located in Montréal, Canada, as a Financial Advisor.

12

She is also currently employed (since April of 2005) with Le Groupe Investors of Montreal, Canada, as a Financial Consultant. Ms. Albano was employed with Primerica of LaSalle, Quebec, Canada as a Financial Securities Advisor from January of 2004 to March of 2005. Prior to that, she was Controller of the Old Port Hotels and Restaurants, Montreal, Canada from November of 2002 to December of 2003. In this position she prepared year-end audits and financial statements, implemented controls with respect to sales and inventory, supplied daily cash analysis, and cash reports, city taxes reports and budgets for real estate holding companies. Ms. Albano was an auditor, accountant, consultant or controller for other Canadian firms and employers dating back to 1984. This included her employment with Friedman and Friedman, Chartered Accounts, in Montreal, Canada, as an Auditor from January of 1989 to December of 1992. Ms. Albano performed external auditing, year- end audits, review engagements, Notices to Reader, implementation of internal controls, system audits, Compliance Testing in the Industries including: Canada Bond Rating Services, Customs Brokers, Pension Funds, Trust Accounts, Real Estate, Manufacturing, Wholesalers and Brokerage Houses, Professional Firms.

Laura M. Haase, our Chief Operating Officer (“COO”) and member of our Board of Directors, was elected to all her positions with the Company on August 8, 2016. Ms. Haase is 47 years of age.

Ms. Haase is a self-motivated professional with over eighteen years’ experience in public, private, and non-profit financial management, including six years of project management with Information Systems technology. She possesses exceptional planning, analysis, decision-making, and problem-solving skills. She demonstrates excellent interpersonal and communication skills.

Ms. Haase professional experience has been vast from Information Technology, State Road and Tollway Authority March 2016 to Present Project Manager for Information Technology (IT) to Faculty Member, American Intercontinental University, - Atlanta Campus April 2015 to Present Adjunct Faculty Member to Faculty Member, University of Phoenix, Atlanta Campus and Online June 2002 to Present Faculty Member. Her background experience at Technology Services, Georgia Department of Education from June 2009 to March 2016 as a Project Manager for Technology Services (IT) to Facilities Services Unit, Georgia Department of Education-Facilities from June 2007 to June 2009 as a Project Management Coordinator -2 to Facilities Services Unit, Georgia Department of Education from June 2005 to June 2007 Grants Administrator.

Ms. Haase early experience at Lumpkin County, Finance Department from January 2005 to May 2005 as Finance Director or at the City of Alpharetta, Police Department from August 2003 to December 2004 as Budget and Payroll Manager, Haase & Associates, LLC Financial Consulting and Governmental Affairs November 2001 to April 2003 Proprietor or Georgia Municipal Association from May 2000 to October 2001 as Governmental Affairs Manager, August 2000 – October 2001 and at the DeKalb County Government from August 1995 to April 2000.Ms. Haase formal education comes from attending The University of Phoenix, Phoenix, Arizona (November 2014) to Doctor of Management in Information Systems & Technology, from The University of Georgia, Athens, Georgia for her Master’s Degree of Public Administration, (Finance and Budget specialization) 1996, Bachelor of Arts in Political Science, 1994.

Compensation of Executive Officers

The Company does not currently have any employees other than officers and directors. Our members of management and business consultant are not currently compensated. We have plans to establish a compensation package when (and if) funding allows.

Item 4. Security Ownership and Certain Securityholders

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership acquirable	Percent of class
Convertible Preferred Class A	Francesca Albano; 999 18th Street, Suite 3000, Denver, CO 80202	As co-founder, 500,000	1.75%
Convertible Preferred Class A	Laura M. Haase; 999 18th Street, Suite 3000, Denver, CO 80202	As co-founder, 500,000	1.75%
Convertible Preferred Class A	Mireille Samson; 999 18th Street, Suite 3000, Denver, CO 80202	As co-founder, 500,000	1.75%

388,620 Common Stock Class A shares have been sold and issued as of the date of this Annual Report.

13

Item 5. Interest of Management and Others in Certain Transactions

See the Note 2. to our audited Financial Statements.

Item 6. Other Information

Name Change:

Effective March 27, 2018 - The name of the corporation is changed from Advanced Fuel Technologies Ltd. to Advanced Bio-Oil Technologies Ltd.

Change in the Number of Shares of Authorized Capital Stock and Common Stock Class A:

The total number of shares of capital stock authorized for issuance is changed from 260,000,000 (two hundred sixty million) shares to 1,100,000,000 (one billion one hundred million) shares.

The number of authorized shares of Common Stock Class A is changed from 160,000,000 (one hundred sixty million) shares to 1,000,000,000 (one billion) shares.

Regarding Pending or Threatened Litigation:

ABOT contracted with DeCoupage A.E.S.P., Inc. (“claimant”), a Canadian corporation, on November 11, 2016 for equipment. The contracted-for cash amount of $75,000 was not paid when due on June 30, 2017. Claimant, as allowed by the contract, converted the stock portion due under the contract and sent a demand letter to ABOT on November 23, 2017 in the amount of $191,793. It sent another demand letter dated December 18, 2017 in the same amount. The letters were responded to by USA legal counsel. A Summons and Origination Application (known as a civil complaint in the United States) was prepared and the summons, dated January 18, 2018 was sent out for service of process. The court filing, case number 500-17-101520-172, was filed in Superior Court (Civil division), District of Montreal, Province of Quebec, Canada (“court”). ABOT, through Canadian counsel, filed a responsive pleading in the court on February 13, 2018. In March 2020, the vendor and the Company had a discussion for a possible settlement of the claim for $6,000 and we expect to pay in year 2020.

14

Item 7. Financial Statements

The financial statements and notes thereto are presented below beginning at page F-1

15

ADVANCED BIO-OIL TECHNOLOGIES LTD.

INDEX TO FINANCIAL STATEMENTS

December 31, 2019

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of:

Advanced Bio-Oil Technologies Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Advanced Bio-Oil Technologies Ltd. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in an early stage and has a net loss and net cash used in operations for the year ended December 31, 2019 of $121,841 and $125,707, respectively, has no revenues and has not implemented its business plan. Furthermore, the Company has a working capital deficit, accumulated deficit and stockholders’ deficit of $215,204, $438,014 and $215,204, respectively, at December 31, 2019. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2017.

Boca Raton, Florida

April 23, 2020

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

F-2

ADVANCED BIO-OIL TECHNOLOGIES LTD.

BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash	$–	$15,110
Prepaid expenses	4,578	–
Total Current Assets	4,578	15,110

TOTAL ASSETS	$4,578	$15,110
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Bank overdraft	$8	$–
Accounts payable and accrued expenses	211,673	210,961
Loans payable - related parties	8,101	6,472

Total Current Liabilities	219,782	217,433

Total Liabilities	219,782	217,433

Commitments and Contingencies (see Note 4)

STOCKHOLDERS' DEFICIT:
Preferred stock, No par value; 100,000,000 shares authorized; Convertible Class A Preferred stock (No Par Value; 100,000,000 Shares Designated; 28,500,000 issued and outstanding)	28,500	28,500
Common stock Class A, $0.001 par value: 1,000,000,000 shares authorized and designated; 388,620 and 184,700 shares issued and outstanding at December 31, 2019 and 2018, respectively	389	185
Additional paid in capital	193,921	92,165
Subscription receivable	–	(7,000)
Accumulated deficit	(438,014)	(316,173)

Total Stockholders' Deficit	(215,204)	(202,323)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,578	$15,110

See accompanying notes to financial statements.

F-3

ADVANCED BIO-OIL TECHNOLOGIES LTD.

STATEMENTS OF OPERATIONS

For The Years Ended

	December 31,
	2019	2018
NET REVENUES	$–	$–

OPERATING EXPENSES:
Professional fees	108,356	43,964
General and administrative	11,140	9,277

Total Operating Expenses	119,496	53,241

LOSS FROM OPERATIONS	(119,496)	(53,241)

Other expenses:
Loss from foreign currency transactions	(2,323)	–
Contingent loss	–	(200,000)
Interest expense	(22)	(1,181)

Total Other Expenses	(2,345)	(201,181)

LOSS BEFORE PROVISION FOR INCOME TAXES	(121,841)	(254,422)

Provision for income taxes	–	–

NET LOSS	$(121,841)	$(254,422)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.36)	$(10.23)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	341,716	24,873

See accompanying notes to financial statements.

F-4

ADVANCED BIO-OIL TECHNOLOGIES LTD.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

For the Years Ended December 31, 2019 and 2018

					Additional			Total
	Preferred Stock - Class A		Common Stock - Class A		Paid-in	Subscription	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Deficit

Balance, December 31, 2017	28,500,000	$28,500	–	$–	$–	$–	$(61,751)#	$(33,251)

Issuance of common stock for cash	–	–	184,700	185	92,165	(7,000)	–	85,350

Net Loss	–	–	–	–	–	–	(254,422)	(254,422)

Balance, December 31, 2018	28,500,000	28,500	184,700	185	92,165	(7,000)	$(316,173)	$(202,323)

Issuance of common stock for cash	–	–	203,920	204	101,756	–	–	101,960

Collection of subscription receivable	–	–	–	–	–	7,000	–	7,000

Net Loss	–	–	–	–	–	–	(121,841)	(121,841)

Balance, December 31, 2019	28,500,000	$28,500	388,620	$389	$193,921	$–	$(438,014)	$(215,204)

See accompanying notes to financial statements.

F-5

ADVANCED BIO-OIL TECHNOLOGIES LTD.

STATEMENTS OF CASH FLOWS

For The Years Ended

	December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(121,841)	$(254,422)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in operating assets and liabilities:
Prepaid expenses	(4,578)	–
Accounts payable and accrued expenses	712	207,722

NET CASH USED IN OPERATING ACTIVITIES	(125,707)	(46,700)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	8	–
Issuance of common stock for cash	101,960	85,350
Collection of subscription receivable	7,000	–
Proceeds received from related party line of credit	16,989	26,183
Repayments on related party line of credit	(15,360)	(49,800)

NET CASH PROVIDED BY FINANCING ACTIVITIES	110,597	61,733

NET DECREASE IN CASH	(15,110)	15,033

CASH, beginning of year	15,110	77

CASH, end of year	$–	$15,110

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$1,628	$–
Income taxes	$–	$–

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for subscription receivable	$–	$7,000

See accompanying notes to financial statements.

F-6

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN

Organization

Advanced Bio-Oil Technologies, Ltd. (formerly known as Advanced Fuel Technologies, Ltd.) (the “Company”) was incorporated in the State of Wyoming on July 27, 2016. On March 16, 2018, the Company changed its name to Advanced Bio-Oil Technologies, Ltd. The Company established a fiscal year end of December 31.  The Company’s principal business plan is to manufacture, sell and deliver bio-oil. The Company’s flagship product is the technological development of “Bio-oil” a process that produces oil in fermenters from bacteria and biodegradable carbon molecules. The Company has no operating history as of yet.

The Company has a License Agreement (“License Agreement”) in place with a Canadian company, Lux Biologics Ltd (“Lux Bio”). The License Agreement commenced on July 27, 2017 and expires on July 26, 2050. There is a one-time-only license fee payment of two hundred fifty thousand dollars ($250,000 US) due within fifteen (15) days of commencement of operation of the Company’s first facility in the United States. The Agreement remains in effect should the Company be unable to build a facility (see Note 4).

Basis of presentation and going concern

As reflected in the accompanying financial statements, the Company has a net loss and net cash used in operations of $121,841 and $125,707, respectively, for the year ended December 31, 2019, has no revenues and has not implemented its business plan.   Furthermore, the Company has a working capital deficit, accumulated deficit and stockholders’ deficit of $215,204, $438,014 and $215,204, respectively, at December 31, 2019. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months from the date these financial statements were available to be issued. The ability of the Company to continue as a going concern is dependent on the Company’s ability to implement its business plan, raise capital, and generate revenues. Currently, management is seeking capital to implement its business plan.   Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Risks and uncertainties for development stage company

The Company is considered to be in an early stage since we have not commenced planned principal operations. Our activities since inception include devoting substantially all of the Company’s efforts to business planning and development. Additionally, the Company has allocated a substantial portion of its time and investment to the completion of the Company’s development activities to launch its marketing plan and generate revenues and to raising capital. The Company has not generated revenue from operations and has not begun construction of any Bio-oil facilities. The Company’s activities during this early stage are subject to significant risks and uncertainties.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of prepaid license fee, estimate of a contingent loss, and the valuation of deferred tax assets.

F-7

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Fair value measurements and fair value of financial instruments

The Company adopted Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The estimated fair value of certain financial instruments, including accounts payable, accrued expenses and loans payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Legal and Other Contingencies

The outcomes of legal proceedings and claims brought against the Company are subject to significant uncertainty. An estimated loss from a loss contingency such as a legal proceeding or claim is accrued by a charge to income if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. When legal costs that the entity expects to incur in defending itself in connection with a loss contingency accrual are expected to be material, the loss should factor in all costs and, if the legal costs are reasonably estimable, they should be accrued in accordance with ASC 450, regardless of whether a liability can be estimated for the contingency itself. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. Changes in these factors could materially impact the financial statements.

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

F-8

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Tax positions that meet the more likely than not recognition threshold is measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Net loss per share of common stock

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares during the period. Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. At December 31, 2019 and 2018, the Company has 28,500,000 and 28,500,000, potentially dilutive securities outstanding related to convertible Class A Preferred Stock, respectively. Those potentially dilutive common stock equivalents were excluded from the dilutive loss per share calculation as they would be antidilutive due to the net loss.

Recent accounting pronouncements

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share” (Topic 260). The amendments in the update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. The amendments also clarify existing disclosure requirements for equity-classified instruments. For freestanding equity-classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260, Earnings Per Share, to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features would be subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The adoption of this guidance had no material impact on its accounting and disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies several aspects of the accounting for nonemployee share-based payment transactions by expanding the scope of the stock-based compensation guidance in ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. ASU No. 2018-07 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted, but entities may not adopt prior to adopting the new revenue recognition guidance in ASC 606. The adoption of this guidance had no material impact on its accounting and disclosures.

In August 2018, the FASB issued ASU 2018-13, “Changes to Disclosure Requirements for Fair Value Measurements”, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is assessing ASU 2018-07 and does not expect it to have a material impact on its accounting and disclosures.

F-9

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Other accounting standards which were not effective until after December 31, 2019 are not expected to have a material impact on the Company’s financial position or results of operations.

NOTE 2 – LOANS PAYABLE – RELATED PARTIES

Loans Payable – Current

One of the founders of the Company provided advances to the Company for working capital purposes. At December 31, 2019 and 2018, the Company had a payable to the founder of $2,600. These advances were short-term in nature and non-interest bearing.

A related party provided advances to the Company for working capital purposes. At December 31, 2019 and 2018, the Company had a payable to a related party of $3,000. These advances were short-term in nature and non-interest bearing. The related party is the husband of the CFO of the Company.

In December 2016, the Company entered into a loan agreement with an affiliated company, whereby the Company can borrow up to the sum of $35,000 which was later amended to increase the maximum loans to $100,000 in June 2018. The loan was repayable in 24 months from the signing of the original agreement in December 2016. In April 2020, the maturity date of the loan was extended to December 31, 2020. The loan shall bear interest at the rate of 3% per annum. The affiliated company is owned by the husband of the CFO of the Company. Initial advances started in year 2017. Between February 2017 and December 2017, the Company received total loans of $42,389 from such affiliated company. In December 2017, the Company collected subscription receivable of $17,900 through the reduction of this loan from the affiliated company. Consequently, the loan balance was reduced by $17,900. During the year ended December 31, 2018, the Company received additional loans of $26,183 and paid back $49,800. During the year ended December 31, 2019, the Company received additional loans of $16,989, repaid principal amount of $15,360 and accrued interest of $1,628. As of December 31, 2019 and 2018, the loan payable balance was $2,501 and $872, respectively.

For the years ended December 31, 2019 and 2018, the Company recorded interest expense of $22 and $1,181, respectively, and corresponding accrued interest which is included in accounts payable and accrued expenses. As of December 31, 2019 and 2018, accrued interest balance was $22 and $1,628, respectively.

NOTE 3 – STOCKHOLDERS’ DEFICIT

Shares Authorized

In March 2018, the Board of Directors of the Company approved to increase the authorized shares of the Company to 1,100,000,000 shares of authorized capital stock from 260,000,000 shares. Consequently, the authorized capital stock consists of 1,000,000,000 shares of common stock which are also designated as Class A common stock and 100,000,000 shares of preferred stock designated as Class A and is reflected retroactively on the accompanying balance sheet.

Preferred stock

In August 2016, the Company designated 100,000,000 shares of Class A Convertible Preferred Stock, no par value per share (the “Class A Preferred Stock”). Each share of Class A Preferred Stock is convertible on a one-for-one share basis into the Company’s common stock. Each Class A Preferred Stock is entitled to ten votes per share on all matters to be voted on by the stockholders of the Company. The Class A Preferred Stock does not contain any redemption provision. The Class A Preferred Stock has a right to receive dividends on a share for share basis with common stockholders and has preference upon liquidation. No dividends have been paid.

F-10

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Common stock

Between July 2018 and December 2018, the Company received total gross proceeds of $85,350 and subscription receivable of $7,000 from the sale of 184,700 shares of the Company’s Class A common stock.

Between February 2019 and May 2019, the Company received total gross proceeds of $101,960 from the sale of 203,920 shares of the Company’s Class A common stock. Additionally, the Company collected the $7,000 subscription receivable in January 2019.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

In July 2017, the Company executed a License Agreement with Lux Bio. The License Agreement commenced on July 27, 2017 and expires on July 26, 2050. There is a one-time-only license fee payment of two hundred fifty thousand dollars ($250,000 US) which is not due until within fifteen (15) days of commencement of operation of the Company’s first facility in the United States. The Agreement remains in effect should the Company be unable to build a facility. If the Company is unable to provide the Licensing Fee in cash, due to not being able to raise the funds to construct the facility then the Company may substitute the issuance of the Company’s capital stock valued at the same amount as the cash Licensing Fee. During the year ended December 31, 2017, the Company made prepayments of $11,429 towards the license fee which was recorded as prepaid license fees – non – current assets. At December 31, 2017, the Company determined that the recoverability of the prepaid license fee was uncertain and therefore the entire amount was impaired and expensed during the year ended December 31, 2017.

The Company committed to purchase four fermentation containers or customized stainless steel reservoirs to be used in the Company’s business from a vendor in exchange for consideration of CDN $75,000 (approximately USD $59,650) in cash or, failing the payment of said amount, CDN $191,764 (approximately USD $152,500) worth of the Company’s common stock valued based on the contemporaneous sale of its securities in a Regulation A offering at $0.50 per share or approximately 305,000 shares. The Company was unable to pay the cash consideration of CDN $75,000 when the containers were ready due to limited funds. As such the Company received a demand letter from the vendor demanding the payment of consideration in order for them to deliver the containers. As of December 31, 2018 and 2019, the Company has not yet taken possession of these containers. The Company intends to pay the vendor as soon as the Company has available cash. The vendor has filed a complaint in the office of the Superior court of Quebec in the judicial district of Montreal, Canada. The Company has made an evaluation of the potential loss and accrued a contingent loss of $200,000 during the year ended December 31, 2018. As of December 31, 2019 and 2018, accrued contingent loss amounted $200,000 and is included in accounts payable and accrued expenses as reflected in the accompanying balance sheet. There were no changes during the year ended December 31, 2019. In March 2020, the vendor and the Company had a discussion for a possible settlement of the claim for $6,000 and the Company expects to pay in year 2020.

In July 2018, the Company agreed to advance $2,993 (equivalent to 2,500 Euros) to a certain unrelated company located in Greece. Such advance was used for fees related to changing the name of the unrelated party to Bio-ABOT Greece for the purpose of establishing a future joint venture with them. Currently, there is no executed joint venture agreement with this unrelated party. During the year ended December 31, 2018, the Company recorded this payment to general and administrative expenses.

On January 7, 2019, the Company and a third-party consultant entered into a Contract of Service Agreement (the “Agreement”) whereby the consultant shall assist the Company to obtain license to operate a cannabis transformation, processing, research and development, and analytical laboratory facility in Canada. The Company has paid a retainer fee of $50,000 upon execution of the Agreement and the consultant shall receive 5 million shares of the Company’s common stock once the license has been issued. During the year ended December 31, 2019, the retainer fee was increased from $50,000 to $100,000 and the Company paid a total of $74,578 of the retainer pursuant to the Agreement, of which $70,000 has been recognized as consulting expense during the year ended December 31, 2019. As of December 31, 2019, the remaining balance of the retainer has been reflected as prepaid expense which amounted $4,578 and shall be amortized upon the completion of the related services.

F-11

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 5 – CONCENTRATIONS

Concentration of credit risk

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institution. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2019, the Company has not reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Concentration of lender

As of December 31, 2019 and 2018, the majority of the net loan funds being $2,501 and $872, respectively, were borrowed from an individual or an entity controlled by the husband of the CFO of the Company pursuant to a line of credit (see Note 2). During the year ended December 31, 2019, the Company received additional loans of $16,989, and repaid principal amount of $15,360 and during the year ended December 31, 2018, the Company received additional loans of $26,183 and paid back $49,800 to this related party.

NOTE 6 – INCOME TAXES

The Company has incurred aggregate net operating losses of approximately $438,014 for income tax purposes as of December 31, 2019. The net operating loss carries forward for United States income taxes, which may be available to reduce future years’ taxable income. Management believes that the realization of the benefits from these losses appears not more than likely due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as necessary.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act decreases the U.S. corporate federal income tax rate from a maximum of 35% to a flat 21% effective January 1, 2018. The Act also includes a number of other provisions including, among others, the elimination of net operating loss carrybacks and limitations on the use of future losses, the repeal of the Alternative Minimum Tax regime and the repeal of the domestic production activities deduction. These provisions are not expected to have a material effect on the Corporation.

Given the significant complexity of the Act and anticipated additional implementation guidance from the Internal Revenue Service, further implications of the Act may be identified in future periods.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income were as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Income tax benefit at U.S. statutory rate of 21%	$(25,587)	$(53,428)
Change in valuation allowance	25,587	53,428
Total provision for income tax	$–	$–

The Company’s approximate net deferred tax asset were as follows:

Deferred Tax Asset:	December 31, 2019	December 31, 2018
Net operating loss carryforward	$91,983	$66,396
Valuation allowance	(91,983)	(66,396)
Net deferred tax asset	$–	$–

F-12

ADVANCED BIO-OIL TECHNOLOGIES LTD.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

At December 31, 2019, there were $12,968 of net operating losses available to be utilized through the year 2037 and $79,015 to be utilized indefinitely subject to annual usage limitations.

The Company provided a valuation allowance equal to the deferred income tax asset for the year ended December 31, 2019 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The increase in the allowance was $25,587 in fiscal 2019.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2017, 2018 and 2019 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

NOTE 6 – SUBSEQUENT EVENTS

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through April 23, 2020, the date the financial statements were available to be issued.

In January 2020, the Company received additional loans of $15,152 from an affiliated company related to a loan agreement dated in December 2016 (see Note 2).

In April 2020, the maturity date of a loan to a related party was extended to December 31, 2020 (see Note 2).

F-13

Item 8. Exhibits

Exhibit Number:	Description:
3(i)*	Articles of Incorporation (Amended and Restated)
3(ii)*	Bylaws of Advanced Bio-Oil Technologies Ltd.
6.1*	Licensing Agreement with Bio Lux
6.2	Contract with Zollaris Laboratory Corp

*Previously filed

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SIGNATURES

Pursuant to the requirements of Regulation A+, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Province of Quebec, Canada on April 29, 2020.

Advanced Bio-Oil Technologies Ltd.

By:	/s/ Mireille Samson
Name:	Mireille Samson
Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A+, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mireille Samson	Director and Chief Executive Officer	April 29, 2020
Mireille Samson

/s/ Francesca Albano	Director and Chief Financial Officer	April 29, 2020
Francesca Albano

/s/ Laura M. Haase	Director and Chief Operating Officer	April 29, 2020
Laura M. Haase

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